SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


                                February 11, 1998
                                 Date of Report
                        (Date of earliest event reported)


                                   ATMI, INC.
             (Exact name of registrant as specified in its charter)


                                    Delaware
                 (State or other jurisdiction of incorporation)

       02-21428                                          06-1481060
  (Commission File Number)                    (IRS Employer Identification No.)


                              7 Commerce Drive
                           Danbury, Connecticut           06810
               (Address of principal executive offices) (Zip Code)



                                 (203) 794-1100
              (Registrant's telephone number, including area code)

Item 5.  Other Events.

     On February 11, 1998, ATMI, Inc. ("ATMI" or the "Company") announced its financial results for the fourth quarter of 1997 and the fiscal year ended December 31, 1997. All results are based on pooling-of-interest treatments of the October 10, 1997 acquisitions of Advanced Delivery & Chemical Systems Nevada, Inc and its affiliates (the "ADCS Group") and Lawrence Semiconductor Laboratories, Inc. and its affiliate ("Lawrence").

     Fourth quarter revenues increased 31% to a record $28.3 million compared with $21.6 million in the fourth quarter of 1996. Product revenues increased 37%, while contract revenues continued to decrease, to approximately 7% of overall revenues. Net income, excluding non-recurring charges, increased 59% to $4.3 million, or $0.23 per share on a diluted basis, compared to the 1996 fourth quarter net income, excluding non-recurring charges, of $2.7 million or $0.14 per share.

     Revenues for the year increased to $101.9 million from $88.7 million in 1996. This 15% increase was impacted by a decline in revenues during the first half of 1997 at the ADCS Group and Lawrence, prior to their acquisition by ATMI. Net income for 1997, excluding non-recurring charges, climbed 15% to $13.4 million, or $0.72 per share on a diluted basis, from $11.7 million, excluding non-recurring charges, or $0.63 per share on a diluted basis, in 1996.

     A previously announced one-time charge of $9.0 million was recognized in the fourth quarter of 1997 relating to transaction costs incurred in connection with the acquisitions of the ADCS Group and Lawrence. Inclusive of this charge, the Company had a net loss of $4.7 million in the fourth quarter of 1997, or $0.25 per share on a diluted basis, and net income of $4.4 million for the year, or $0.24 per share. The 1996 earnings were affected by a $2.0 million one-time charge related to litigation settlement payments that Lawrence incurred prior to its acquisition by ATMI, and certain tax adjustments. Inclusive of these amounts, the Company had earnings of $1.5 million and $12.0 million for the fourth quarter and entire year of 1996, respectively, or $0.08 and $0.65 per share on a diluted basis.




                       ADVANCED TECHNOLOGY MATERIALS, INC.
                          SUMMARY FINANCIAL INFORMATION

                                   Three Months Ended          Year Ended
                                    December 31,              December 31,
                                1997           1996        1997         1996
                                ----           ----        ----         ----

Revenues
  Product revenues        $ 26,330,000    $19,218,000 $ 92,757,000  $78,815,000
  Contract revenues          1,999,000      2,367,000    9,120,000    9,846,000
                             ---------      ---------    ---------    ---------
Total revenues              28,329,000     21,585,000  101,877,000   88,661,000

Cost of product revenues    11,350,000      8,355,000   40,817,000   32,890,000
Cost of contract revenues    1,892,000      2,010,000    7,867,000    8,341,000
                             ---------      ---------    ---------    ---------
Gross profit                15,087,000     11,220,000   53,193,000   47,430,000
Operating expenses
  R & D                      2,718,000      2,911,000   10,581,000    9,838,000
  S, G, & A                  5,961,000      4,709,000   23,153,000   20,590,000
  Non-recurring charges      9,000,000      2,000,000    9,000,000    2,000,000
                             ---------      ---------    ---------    ---------
                            17,679,000      9,620,000   42,734,000   32,428,000
Operating income (loss)     (2,592,000)     1,600,000   10,459,000   15,002,000
Other income (expense)          59,000         71,000      (97,000)     173,000
                                ------         ------      -------      -------
Income (loss) before taxes  (2,533,000)     1,671,000   10,362,000   15,175,000
Income taxes                 2,159,000        216,000    5,941,000    3,158,000
Net income (loss)         $ (4,692,000)   $ 1,455,000 $  4,421,000  $12,017,000
                          ============    =========== ============  ===========

Net income (loss) per share
  Basic                       $ (0.27)    $    0.08       $ 0.26       $  0.70
  Diluted                     $ (0.25)    $    0.08       $ 0.24       $  0.65

Weighted average number
 of shares used in
   computation
  Basic                     17,421,000     17,287,000   17,288,000   17,266,000
  Diluted                   18,649,000     18,427,000   18,660,000   18,394,000






Balance Sheet Highlights                          December 31,     December 31,
                                                     1997              1996
                                                     ----              ----

Assets
   Cash & marketable securities                    $ 28,900,000   $30,800,000
   Other current assets                              30,500,000    25,200,000
   Other assets                                      44,000,000    37,200,000
                                                     ----------    ----------
        Total assets                               $103,400,000   $93,200,000
                                                   ============   ===========

Liabilities and stockholders' equity
   Current liabilities                               22,200,000    19,500,000
   Other liabilities                                 20,000,000    18,100,000
   Stockholders' equity                              61,200,000    55,600,000
                                                     ----------    ----------
        Total liabilities & stockholders' equity   $103,400,000   $93,200,000
                                                   ============   ===========


                                    SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 11, 1998                             ATMI, INC.

                 /s/ Daniel P. Sharkey
                  Daniel P. Sharkey
                  Vice President, Chief Financial Officer and Treasurer